EXHIBIT 21.0

SUBSIDIARIES

United States of America

•              Trans World Gaming International U.S. Corp.

•              Trans World Gaming of Louisiana, Inc. (inactive)

Czech Republic

•              21st Century Resorts a.s.

•              American Chance Casinos a.s. (absorbed Atlantic Properties, s.r.o. in September 2006)

•              Hollywood Spin s.r.o.

•              LMJ Slots s.r.o.

•              SC98A, s.r.o.

•              Trans World Hotels, s.r.o.

•              ACC Slots s.r.o.

Germany

•              Sibylle Hotel GmbH